Exhibit 99.1

BHAV Acquisition Corp Announces Pricing of $100 Million Initial Public Offering

Piscataway, New Jersey, March 18, 2026 (GLOBE NEWSWIRE) -- BHAV Acquisition Corp (the “Company” or “BHAV”) today announced the pricing of its initial public offering of 10,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one right. Each right entitles the holder to receive one-fourth (1/4) of one Class A ordinary share upon consummation of the Company’s initial business combination. In connection with the offering, $10.00 per unit will be deposited into a trust account with Continental Stock Transfer & Trust Company acting as trustee. The units are expected to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “BHAVU” beginning on March 19, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to trade on Nasdaq under the symbols “BHAV” and “BHAVR,” respectively.

BHAV is led by Giri Devanur, Chief Executive Officer and Director, and Chaitanya Kumar Setti, Chief Financial Officer and Director.

Maxim Group LLC is acting as the sole book-running manager for the offering.

The Company has granted the underwriter a 45-day option to purchase up to 1,500,000 additional units at the initial public offering price less the underwriting discount to cover over-allotments, if any. The offering is expected to close on March 20, 2026, subject to customary closing conditions.

A registration statement on Form S-1 (File No. 333-293399) (as amended, the “Registration Statement”) relating to the securities to be sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 18, 2026. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Syndicate Department, by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BHAV Acquisition Corp

BHAV Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Registration Statement and related preliminary prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

BHAV Acquisition Corp
Giri Devanur
Chief Executive Officer
E-mail: giri@bhavspac.com